EXHIBIT 10.1

                            HEIDRICK & STRUGGLES

   March 28, 2007

   Mr. L. Kevin Kelly
   Woodcote House
   14a Fairmile Avenue
   Cobham
   Surrey
   KT11 2JB

   Dear Kevin:

   On behalf of Heidrick & Struggles International, Inc. (the "Company"), I am pleased to confirm the terms of your employment arrangement in this letter agreement (the "Agreement").

   1. TERM OF EMPLOYMENT. Unless terminated earlier in accordance with the provisions of Section 9, your employment under this Agreement shall be effective for a term commencing on September 13, 2006 (the "Start Date") and ending on the three (3) year anniversary of the Start Date (the "Employment Term"). Thereafter, the Employment Term shall be automatically extended for subsequent one (1)-year periods unless written notice to the contrary is given by either the Company or you within ninety (90) days prior to the expiration of the Employment Term or the expiration of any subsequent one (1)-year extension thereof.

   2. TITLE AND DUTIES. During the Employment Term, you will serve as Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the "Board"), with such duties and responsibilities as are customarily assigned to such position, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to you by the Board. The Company shall nominate you for election as a member of the Board for each term of Board service during the Employment Term.

        During the Employment Term, you agree that you will devote substantially all of your business time, energy, and skill to the business of the Company and shall use your reasonable best efforts to promote the Company's best interest. During the Employment Term, you may:

        (a) in addition to being a director of the Company and with the prior written approval of the Chairman of the Board, serve as a director, trustee or member of: (i) up to three (3) corporate or charitable entities and (ii) trade or other associations related to the Company's industry;

        (b)  manage your personal investments; and







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        (c)  participate in civic, community, philanthropic and
             educational endeavors;

        to the extent that such activities do not materially inhibit or materially interfere with the performance of your duties under this Agreement.

   3.   COMPENSATION.

        (a) BASE SALARY. Beginning on the Start Date, you will receive an annual base salary of $800,000, payable in accordance with the Company's usual payroll practices. Promptly after your execution of this Agreement, you will receive a lump-sum payment to reflect this rate of annual base salary back to the Start Date. After twelve (12) months from the Start Date, the Board shall review and may consider for increase (but not decrease) your base salary, in its sole discretion. Your base salary, as increased from time to time shall be referred to herein as the "Base Salary."

        (b) INCENTIVE COMPENSATION. For 2007, you will be eligible for an annual Target Management Bonus of 100% of your Base Salary ($800,000) and you will participate in the Company's Management Incentive Plan (Tier I). Subsequent to 2007, you will participate in the Company's senior-executive bonus programs, per the terms in place from time to time or as may be determined by the Board, in its sole discretion.

        (c) GENERAL PROVISIONS REGARDING BONUSES. Except as explicitly set forth herein (including with respect to 2006), all bonuses, including the Target Management Bonus, are discretionary and are not earned until approved by the Board or the Compensation Committee of the Board. Bonuses will be payable only if you are in the Company's employ on the regular or specifically described bonus payment date.

        (d) EQUITY GRANTS. On March 30, 2007 (the "Grant Date"), the Company will cause to be issued to you the following equity grants, which will vest at the rate of one-third on each of the first, second and third anniversaries of the Grant Date, subject to the approval by the Board and your execution of the grant agreements.

             (i)       3,125 - HSII Restricted Stock Units; and

             (ii)      6,250 - HSII Stock Options.







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             In addition, as part of the Company's annual management
             equity grants, on the Grant Date, the Company will cause to be issued to you the following equity grants, which will vest at the rate of one-third on each of the first, second and third anniversaries of the Grant Date:

             (iii)     12,500 - HSII Restricted Stock Units; and

             (iv)      25,000 - HSII Stock Options.

             Whenever equity awards are made to executives of the Company generally, you will be considered to receive such awards.

   4. BENEFITS. During the Employment Term, you will be eligible to participate in the Company's benefit programs at the same level as such benefits are generally provided by the Company from time to time to the other senior executives of the Company. The benefits program includes group health, dental, vision, life/AD&D, long-term disability, short-term disability salary continuation, paid holidays, Flexible Spending Account and the Heidrick & Struggles, Inc. 401(k) Profit-Sharing and Retirement Plan. During the Employment Term, you will also be eligible to participate in the Company's Physical Examination and Financial Planning Programs, as in place from time to time. Your eligibility for all such programs and plans is determined under the terms of those programs/plans as applied generally. Our benefits program, compensation programs, and policies are reviewed from time to time and may be modified, amended, or terminated at any time.

   5.   EXPENSES AND OTHER BENEFITS.

        (a) EXPENSES. During the Employment Term, the Company will reimburse you for all reasonable business expenses incurred by you in the performance of your duties hereunder, in accordance with the Company's expense reimbursement policies.

        (b) VACATION. You will be entitled to four weeks of paid vacation during each calendar year in the Employment Term. Vacation will be earned ratably over the course of the calendar year and must be used during such calendar year. Unused vacation will not be banked or carried over to any succeeding year.

        (c) OTHER BENEFITS. During the Employment Term, you shall be provided with the opportunity to receive or participate in perquisites and other benefits on a comparable basis as such perquisites are generally provided by the Company from time







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             to time to the Company's other senior executives.  Without limiting the generality of the foregoing, the Company shall reimburse you for the monthly dues of one country club or luncheon club and any initial membership costs. In addition, you shall also receive other benefits, including tax preparation services, in connection with your assignment to the London office and your relocation to the Chicago office, on a comparable basis as such benefits are provided to other senior executives assigned to international offices, and taking into account your relocation to the United States.

        (d) INDEMNIFICATION. The Company shall: (a) during the Employment Term and thereafter, indemnify you to the maximum extent allowed under Delaware law and the Company's by-laws, and (b) during the Employment Term and for a period of two
             (2)-years after the termination of your employment with the Company (or, if longer, for the post-termination period generally provided to executives as of the date of your termination of employment), maintain directors' and officers' liability insurance for your benefit in a form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company at such time for any officer or director of the Company.

        (e) ATTORNEY FEES. The Company will pay up to $10,000 in reasonable attorneys' fees and related expenses incurred by you in connection with the negotiation and review of this Agreement.

   6. SECONDMENT. You will be permitted to continue working out of the Company's offices in London, England, from the Start Date through July 15, 2007, at which time you will return to the United States and work out of the Company's Chicago headquarters office.
        During the time you work out of the Company's office in London, England, you agree that you will spend a significant amount of your time in the United States, working at the Company's U.S. offices, including the Company's headquarters office in Chicago.

   7. RELOCATION TO CHICAGO - RELATED EXPENSES. The Company will reimburse you, according to its applicable policies on expense reimbursement, for the reasonable and necessary expenses incurred in connection with your relocation to Chicago, Illinois, subject to the limitations set forth in and as more fully described in EXHIBIT A to this Agreement (the "Covered Expenses").

   8. COMPLIANCE WITH POLICIES. Subject to the terms of this Agreement, you agree that you will comply in all material respects with all policies and procedures applicable to similarly







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        situated employees of the Company, generally and specifically;
        provided that any such failure to comply shall not be an event constituting "Cause" for termination of employment except to the extent specifically provided in Section 9(f) hereof.

   9. TERMINATION OF EMPLOYMENT. Notwithstanding any other provision of the Agreement:

        (a) FOR CAUSE BY THE COMPANY OR VOLUNTARY RESIGNATION WITHOUT GOOD REASON. If you are terminated by the Company for Cause (as defined in Section 9(f) below) or if you voluntarily resign without Good Reason (as defined in Section 9(g)), you shall be entitled to receive as soon as reasonably practicable after your date of termination (but in no event later than 30 days following termination) or such earlier time as may be required by applicable statute or regulation:
             (i) your earned but unpaid Base Salary through the date of termination; (ii) payment in respect of any vacation days accrued but unused through the date of termination; (iii) reimbursement for all business expenses properly incurred in accordance with Company policy prior to the date of termination and not yet reimbursed by the Company; and (iv) any earned but unpaid annual bonus in respect of any of the Company's fiscal years preceding the fiscal year in which the termination occurs (provided, however that if your termination is by the Company for Cause and such event(s) and/or action(s) that constitute Cause are materially and demonstrably injurious to the business or reputation of the Company, then no payment will be made pursuant to this clause (iv)) (the aggregate benefits payable pursuant to clauses (i), (ii), (iii) and (iv) hereafter referred to as the "Accrued Obligations"); and except as provided herein you shall have no further rights to any compensation (including any Base Salary or annual bonus, if any) or any other benefits under this Agreement. All equity-based awards shall be treated as set forth under the terms of the applicable plan or agreement. All other accrued and vested benefits, if any, due to you following your termination of employment pursuant to this Section 9(a) shall be determined and paid in accordance with the plans, policies, and practices of the Company.

        (b) DISABILITY OR DEATH. Following your termination of employment for Disability (as defined in Section 9(h) below) or death, you (or your estate) shall be entitled to receive:
             (i) the Accrued Obligations; and (ii) subject to Section 9(l), (A) a pro-rata bonus, if any, for the year of your termination of employment, based on the target bonus for such year, and paid when bonuses under such applicable bonus







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             plans are normally paid (but no later than 2 1/2 months
             after the end of the performance period), (B) treatment of all equity-based awards per the terms of such applicable plan or agreement, (C) all other benefits and payments per the terms of the applicable plan or program, and (D) life insurance and disability benefits paid per such applicable plans. Except as provided herein, you (or your estate) shall have no further rights to any compensation (including any Base Salary) or any other benefits under this Agreement. All other accrued and vested benefits, if any, due to you following your termination of employment for Disability or death shall be determined in accordance with the plans, policies, and practices of the Company.

        (c)  WITHOUT CAUSE BY THE COMPANY OR VOLUNTARY RESIGNATION FOR
             GOOD REASON.

             (i) If you are terminated by the Company other than for Cause, Disability or death, or if you voluntarily resign for Good Reason, you shall receive: (A) the Accrued Obligations; and (B) subject to Section 9(l), (I) a pro-rata bonus, if any, for the year of your termination of employment, based on the target bonus for such year, and paid when bonuses under such applicable bonus plans are normally paid (but no later than 2 1/2 months after the end of the performance period), (II) contingent upon your election of COBRA continuation coverage, the continuation of medical benefits under COBRA at a cost to you no greater than the cost to active employees for twelve (12) months following your termination; provided, however, that such benefit shall be reduced or eliminated to the extent you receive similar benefits from a subsequent employer, and (III) a lump-sum amount equal to one and one-half (1.5) times your Annual Cash Compensation (as defined in Section 9(i) below). Except as provided herein, you shall have no further rights to any compensation (including any Base Salary) or any other benefits under this Agreement. All other accrued and vested benefits, if any, due to you following your termination of employment pursuant to this Section 9(c) shall be determined in accordance with the plans, policies and practices of the Company. Payments and benefits provided pursuant to this Section 9(c) shall be subject to Section 9(e) below, if applicable.

             (ii) The payments and benefits provided in this Section 9(c) are in lieu of payments and benefits under any other severance arrangement of the Company, except that, to the extent the aggregate payments and benefits under such other severance arrangement would be more favorable to you, you will receive such payments and benefits in lieu of what is provided in this Section 9(c).







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        (d)  TERMINATION FOLLOWING A CHANGE IN CONTROL.

             (i) If, during the period beginning on the date six (6) months prior to a Change in Control (as defined in Section 9(j) below) and ending on the date two (2) years after a Change in Control, (A) you are terminated by the Company other than for Cause, Disability or death, or (B) you voluntarily resign for Good Reason, you shall receive: (I) the Accrued Obligations and
        (II) subject to Section 9(l): the benefits and payments set forth in Section 9(c) above; provided, however, the cash payment provided in clause (III) of Section 9(c) shall equal two and one-half (2.5) times your Annual Cash Compensation instead of one and one-half (1.5) times your Annual Cash Compensation.

             (ii) In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you in connection with a Change in Control (the "Total Payments") constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and will be subject to the excise tax imposed by Section 4999 of the Code, then you shall receive (a) a payment from the Company sufficient to pay such excise tax, and (b) an additional payment from the Company sufficient to pay the excise tax and federal and state income taxes arising from the payments made by the Company to you pursuant to this sentence, which payment shall not include any payments to cover taxes or interest that may arise as a result of Section 409A of the Code; provided, however, in the event the aggregate value of the Total Payments exceeds three times your "base amount," as defined in Section 280G(b)(3) of the Code, (the "Parachute Threshold") by less than 10% of the Parachute Threshold, then one or more of the Total Payments, as designated by you, shall be reduced so that the aggregate value of the Total Payments is $1.00 less than the Parachute Threshold. Unless you and the Company otherwise agree in writing, the determination of your excise tax liability and the amount required to be paid under this subsection (ii) shall be made in writing by an independent national accounting firm selected by you and the Company (the "Accountants"). In the event that the excise tax incurred by you is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Accountants, you and the Company agree to promptly make such additional payment, including interest and any tax penalties, to the other party as the Accountants reasonably determine is appropriate to ensure that the net economic effect to you under this subsection (ii), on an after-tax basis, is as if the Code
        Section 4999 excise tax did not apply to you. For purposes of making the calculations required by this subsection (ii), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of







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        the Code for which there is a "substantial authority" tax
        reporting position. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this subsection (ii). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this subsection (ii).

             (iii) The payments and benefits provided in this Section 9(d) are in lieu of payments and benefits under any other severance or change in control arrangement of the Company, except that, to the extent the aggregate payments and benefits under such other arrangement would be more favorable to you, you will receive such payments and benefits in lieu of what is provided in this Section 9(d).

        (e) CODE SECTION 409A COMPLIANCE. Notwithstanding the above, if necessary to avoid incurring penalties under Code Section 409A, payments and benefits due under this Section 9 shall not be provided to you during the six (6) month period immediately following your termination; provided, however, that on the first business day following the date six (6) months after your termination, a lump-sum catch-up payment shall be made to you for amounts not paid during the six (6) month delay.

        (f) "CAUSE" for termination by the Company of your employment with the Company shall be limited to the occurrence of any of the following:

             (i) your conviction of, or plea of guilty or no contest to (A) a misdemeanor involving material dishonesty in connection with your job duties, fraud, or moral turpitude, or (B) a felony;

             (ii) your willful malfeasance, willful misconduct or gross negligence in connection with your duties;

             (iii) your willful and continued failure to substantially perform your duties to the Company (other than any such failure resulting from incapacity due to Disability), after a written demand for substantial performance is delivered to you by the Chairman of the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties;







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             (iv)      your willful engaging in illegal conduct or gross
                       misconduct which is materially and demonstrably injurious to the business or reputation of the Company; or

             (v) your willful or intentional material breach of any of the restrictive covenants set forth in this Agreement.

             For purposes of this definition, no act or failure to act on your part shall be considered "willful" unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. The Company shall give written notice to you of the termination for Cause, which shall state in detail the particular act or acts or the failure or failures to act that constitute the grounds on which the Cause termination is based. You shall have thirty
             (30) days upon receipt of the notice in which to cure such conduct, to the extent such cure is possible.

        (g) "GOOD REASON" for termination by you of your employment means the occurrence (without your express written consent) of any one of the following acts by the Company or failures by the Company to act:

             (i) a diminution in your title from Chief Executive Officer or in your reporting relationship to the Board;

             (ii) the assignment to you of any duties inconsistent in any material respect with the position of Chief Executive Officer or any material diminution in your authority, duties or responsibilities;

             (iii) the Company's requiring you to be based at, or perform your principal functions at, any office or location other than a location within 35 miles of the Company's Chicago headquarters office (excluding, however, your work out of the Company's London, England office prior to July 15,
                       2007);

             (iv)      a reduction in Base Salary;

             (v) a reduction in your target bonus below 100% of your Base Salary;







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             (vi)      notice to you of the Company's non-renewal of the
                       Agreement; provided, however, that if such non-renewal would cause this Agreement to expire on a date on or after you attain age fifty-five (55), then such notice shall not constitute "Good Reason"; or

             (vii) a material breach by the Company of this Agreement.

             Prior to your right to terminate this Agreement for Good Reason, you shall give written notice to the Company of your intention to terminate your employment on account of a Good Reason. Such notice shall state in detail the particular act or acts or the failure or failures to act that constitute the grounds on which your Good Reason termination is based and such notice shall be given within six (6) months of the occurrence of the act or acts or the failure or failures to act which constitute the grounds for Good Reason. The Company shall have thirty (30) days upon receipt of the notice in which to cure such conduct, to the extent such cure is possible.

        (h) "DISABILITY" means your inability to perform your normal duties as a result of any physical or mental injury or ailment for (i) any consecutive ninety (90)-day period or
             (ii) any one hundred eighty (180) days (whether or not consecutive) during any three hundred sixty-five (365) calendar day period.

        (i) "ANNUAL CASH COMPENSATION" means your annual Base Salary and Target Management Bonus.

        (j) "CHANGE IN CONTROL" means the same definition as set forth in the Company's Change in Control Severance Plan as of the Start Date, or, if more favorable to you, a later then-applicable change-in-control severance plan adopted by the Board.

        (k) NO MITIGATION OR OFFSET. In no event shall the benefits set forth in this Section 9 be subject to mitigation or offset.

        (l) RELEASE. Notwithstanding any other provision of this Agreement to the contrary, you acknowledge and agree that any and all payments to which you are entitled under this
             Section 9 which are described as being subject to this
             Section 9(l) are conditioned upon and subject to your execution of, and not having revoked within any applicable revocation period, a general release and waiver, in such







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             reasonable and customary form as shall be prepared by the
             Company and shall be substantially similar to the sample attached hereto as EXHIBIT B, of all claims you may have against the Company and its directors, officers, subsidiaries and affiliates, except as to (i) matters covered by provisions of this Agreement that expressly survive the termination of this Agreement and (ii) rights to which you are entitled by virtue of your participation in the employee benefit plans, policies and arrangements of the Company.

   10. RETURN OF MATERIALS. Upon the termination of your employment, you agree to return to the Company all Company property, including all materials furnished to you during your employment (including but not limited to keys, computers, automobiles, electronic communication devices, files, electronic storage devices and identification cards) and all materials created by you during your employment. In addition, you agree that upon the termination of your employment you will provide the Company with all passwords and similar information which will be necessary for the Company to access materials on which you worked or to otherwise continue in its business.

   11. CONFIDENTIALITY. In the course of your employment with the Company you will be given access to and otherwise obtain knowledge of certain trade secrets and confidential and proprietary information pertaining to the business of the Company and its affiliates. Other than in the course of properly performing your duties for the Company, during the Term of this Agreement and thereafter, you will not, directly or indirectly, without the prior written consent of the Company, disclose or use for the benefit of any person, corporation or other entity, including yourself, any trade secrets or other confidential or proprietary information concerning the Company or its affiliates, including, but not limited to, information pertaining to their clients, services, products, earnings, finances, operations, marketing, methods or other activities; provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally (other than as a result of your breach of this covenant or the breach by another employee of his or her confidentiality obligations). Notwithstanding the foregoing, you may disclose such information as is required by law during any legal proceeding or to your personal representatives and professional advisers as is required for purposes of rendering tax or legal advice, and, with respect to such personal representatives and professional advisers, you shall inform them of your obligations hereunder and take all reasonable steps to ensure that such professional advisers do not







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        disclose the existence or substance thereof.  Further, other than in the course of properly performing your duties for the Company, you shall not, directly or indirectly, remove from the Company's premises any records, computer disks or files, computer printouts, business plans or any copies or reproductions thereof, or any information or instruments derived therefrom, arising out of or relating to the business of the Company and its affiliates or obtained as a result of your employment by the Company.

   12.  NON-SOLICITATION/NON-COMPETITION.

        (a) Without the prior written consent of the Company, during the Employment Term and for a period of twelve (12) months after the termination of your employment with the Company for any reason, you shall not:

             (i) become engaged in or otherwise become interested in, directly or indirectly (whether as an owner, officer, employee, consultant, director, stockholder, or otherwise), any company, enterprise or entity that, in any market served by the Company, provides, or has made substantial preparation to provide, services or products that compete with any portion of the "Business" (as defined below in Section 12(d));

             (ii) for the purpose of providing services or products similar to those provided by the Company in the conduct of the Business, directly or indirectly solicit, or assist any other person in soliciting, any client of the Company (x) with whom you had contact during your employment with the Company, (y) about which you learned non-public information during your employment with the Company, or (z) whose account you oversaw during your employment with the Company;

             (iii) for purposes of employment with an entity other than the Company, directly or indirectly solicit, or assist any other person in soliciting, any person who was an employee of the Company or its affiliates as of your termination of employment with the Company, or any person who, as of such date, was in the process of being recruited by the Company or its affiliates to become an employee of the Company or its affiliates (each such person, a "Protected Employee"), or induce any Protected Employee to terminate his or her employment with the Company or its affiliates; or

             (iv) hire or assist another in hiring any Protected Employee who potentially possesses the Company's or its affiliate's confidential information (as described in Section 11 above) for a position where the Protected Employee's knowledge of such information might be harmful the Company or its affiliates.







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        (b)  You acknowledge that the protections of the Company set forth in this Section 12 are fair and reasonable. You agree that remedies at law for a breach or threatened breach of the provisions of this Section 12 would be inadequate and, therefore, the Company shall be entitled, in addition to any other available remedies, without posting a bond, to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may be then available.

        (c) As used in this Section 12, the term "Business" shall mean the business of the Company and its direct and indirect parents and subsidiaries and shall include (I) executive search, which includes facilitating the recruitment, management and deployment of senior executives for executive management and board director positions; (II) leadership consulting services, which includes succession planning, executive development and top team effectiveness; and (III) as of the date of your termination of employment, any other service or product provided by the Company or for which the Company had made substantial preparation to enter into or offer.

   13.  OTHER LEGAL MATTERS.

        (a) NO OTHER AGREEMENTS/OBLIGATIONS. You have advised the Company that your execution and performance of the terms of this Agreement do not and will not violate any other agreement binding on you or the rights of any third parties and you understand that in the event this advice is not accurate the Company will not have any obligation to you under this Agreement.

        (b) UNITED STATES EMPLOYMENT. You will be an employee of the Company's United States operations and agree that your employment with the Company shall be governed by the laws of the United States of America and the State of Illinois.

        (c) ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or for the breach thereof, or your employment, including without limitation any statutory claims (for example, claims for discrimination including but not limited to discrimination based on race, sex, sexual orientation, religion, national origin, age, marital status, handicap or disability; and claims relating to leaves of absence mandated by state or federal law), breach of any contract or covenant (express or implied), tort claims, violation of public policy or any other alleged violation of







   Mr. L. Kevin Kelly
   March 28, 2007
   Page 14


             statutory, contractual or common law rights (and including claims against the Company's officers, directors, employees or agents) if not otherwise settled between the parties, shall be conclusively settled by arbitration to be held in Chicago, Illinois, in accordance with the American Arbitration Association's Employment Arbitration Rules and Mediation Procedures (the "Rules"). Arbitration shall be the parties' exclusive remedy for any such controversies, claims or breaches. The parties also consent to personal jurisdiction in Chicago, Illinois with respect to such arbitration. The award resulting from such arbitration shall be final and binding upon both parties. This Agreement shall be governed by the laws of the United States of America and the State of Illinois without regard to any conflict of law provisions of any jurisdiction. You and the Company hereby waive the right to pursue any claims, including but not limited to employment related claims, through civil litigation outside the arbitration procedures of this provision, unless otherwise required by law. You and the Company each have the right to be represented by counsel with respect to arbitration of any dispute pursuant to this paragraph. The arbitrator shall be selected by agreement between the parties, but if they do not agree on the selection of an arbitrator within thirty (30) days after the date of the request for arbitration, the arbitrator shall be selected pursuant to the Rules. With respect to any claim brought to arbitration hereunder, both you and the Company shall be entitled to recover whatever damages would otherwise be available to you/it in any legal proceeding based upon the federal and/or state law applicable to the claim, except that parties agree they shall not seek any award for punitive damages for any claims they may have under this Agreement. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by either you or the Company. Each party shall pay the fees of their respective attorneys (except as otherwise awarded by the arbitrator), the expenses of their witnesses and any other expenses connected with presenting their cases, other costs, including the fees of the mediator, the arbitrator, the cost of any record or transcript of the arbitration, and administrative fees, shall be borne equally by the parties, one-half by you, and one-half by the Company. Should you pursue any dispute or matter covered by this paragraph by any method other than said arbitration, the Company shall be entitled to recover from you all damages, costs, expenses, and attorneys' fees incurred as a result of such action.
             The provisions contained in this paragraph shall survive termination of your employment with the Company and the termination and/or expiration of this Agreement.







   Mr. L. Kevin Kelly
   March 28, 2007
   Page 15


        (d) NOTICE. All notices and other communications under this Agreement shall be in writing to you at such address as most currently appears in the records of the Company and, if to the Company, at its Chicago headquarters, directed to the attention of the General Counsel.

        (e) FULL AND COMPLETE AGREEMENT. This letter Agreement contains our entire understanding and can be amended only in writing and signed by the Chairman of the Compensation Committee of the Board or the General Counsel of the Company. This Agreement supersedes any and all prior agreements, whether written or oral, between you and the Company, that are not specifically incorporated by reference herein. You specifically acknowledge that no promises or commitments have been made to you that are not set forth in this letter.

        (f) SEVERABILITY. If any provision of this Agreement or the application thereof is held invalid, such invalidity shall not affect other provisions or applications of this Agreement that can be given effect without the invalid provision or application and, to such end, the provisions of this Agreement are declared to be severable.

        (g) SURVIVAL OF PROVISIONS. The provisions of Sections 9 through 11 of this Agreement shall survive the termination of your employment with the Company and the expiration or termination of this Agreement.

        (h) NEUTRAL INTERPRETATION. This Agreement constitutes the product of the negotiation of the parties hereto and the enforcement of this Agreement shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship of the Agreement. Each party has been provided ample time and opportunity to review and negotiate the terms of this Agreement and consult with legal counsel regarding the Agreement.

        (i) NO WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.







   Mr. L. Kevin Kelly
   March 28, 2007
   Page 16


        (j) COUNTERPARTS AND SIGNATURES. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures delivered by facsimile or PDF file shall constitute original signatures.

        (k) WITHHOLDING. All payments to be made to you by the Company shall be subject to withholding as reasonably determined by the Company pursuant to applicable law and regulation.

        (l) CODE SECTION 409A. It is intended that any amounts payable under this Agreement and the Company's and your exercise of authority or discretion hereunder shall comply with Code
             Section 409A (including the Treasury regulations and other published guidance relating thereto) so as not to subject you to the payment of any interest or additional tax imposed under Code Section 409A. To the extent any amount payable to you from the Company, per this Agreement or otherwise, would trigger the additional tax imposed by Code Section 409A, the payment arrangements shall be modified to avoid such additional tax. This provision includes, but is not limited to, Treasury Regulation Section 1.409A-3(g)(2), relating to a six-month delay in payment of deferred compensation to a "specified employee" (as defined in the Treasury Regulations under Section 409A) upon a separation from service, to the extent applicable.

   We look forward to your continued employment with the Company.

   Yours sincerely,


   /s/ Jill Kanin-Lovers
   -------------------------------
   Jill Kanin-Lovers
   Director and Chair, HSII Compensation Committee


   I hereby accept the terms and conditions of employment as outlined above:


   /s/ L. Kevin Kelly                      March 29, 2007
   ------------------------------------    ------------------------
   L. Kevin Kelly                          Date







                                  EXHIBIT A

                            RELOCATION TERM SHEET
                               L. KEVIN KELLY

   Covered Expenses:
   -----------------
   RELOCATION EXPENSES
        1.   Move household goods

        2.   Stipend for fit-out costs of new home

        3.   One way business class flight for family move

        4. Hotel, meal and ground transportation expenses in connection with family move

   CAP = $100,000

   TRANSITIONAL HOUSING
        1. Temporary housing for up to 90 days, in reasonable accommodations (to be approved in advance by HR) as provided for under the Company's Relocation Policy

        2.   Storage of household goods for up to 90 days

   HOUSE HUNTING
        1. Two roundtrip business class flights for Kevin and/or his family to find permanent housing

        2. Hotel, meal and rental car expenses for 10 days total (combined total across two trips)

   BROKER/REALTOR COSTS
        l.   Broker Fees in connection with sale of home

        2.   Closing Costs, excluding mortgage points

   CAP = $ 5,000

   CANCELLATION FEES
        Expenses related to timing of move (E.G., COST OF BREAKING LEASE, CAR LEASE PENALTIES, ETC.)

   TAX GROSS-UP
        The Company will provide you tax gross-up payments to the extent the above covered expenses are income to you and cannot be deducted by you on your tax return.





                                     A-1







   Expenses NOT covered:
   --------------------
        1.   Education expenses:  school fees for children

        2. Ongoing housing expenses beyond assistance related to purchasing a home















































                                     A-2







                                  EXHIBIT B

                         GENERAL RELEASE AND WAIVER
                         --------------------------

        1. For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned ("Employee") on behalf of himself and the other Employee Releasors (as defined below) releases and forever discharges Heidrick & Struggles International, Inc. (the "Company") and the other Company Releasees (as defined below) from any and all Claims (as defined below) which the Employee now has or claims, or might hereafter have or claim, whether known or unknown, suspected or unsuspected (or the other Employee Releasors may have, to the extent that it is derived from a Claim which the Employee may have), against the Company Releasees based upon or arising out of any matter or thing whatsoever, from the beginning of time to the date affixed beneath the Employee's signature on this General Release and Waiver and shall include, without limitation, Claims arising out of or related to the letter agreement between the Company and Employee dated [INSERT DATE] (the "Letter Agreement") and Claims arising under (or alleged to have arisen under) (a) the Age Discrimination in Employment Act of 1967, as amended; (b) Title VII of the Civil Rights Act of 1964, as amended;
   (c) The Civil Rights Act of 1991; (d) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (e) the Employee Retirement Income Security Act of 1974, as amended; (f) The Immigration Reform Control Act, as amended; (g) The Americans with Disabilities Act of 1990, as amended; (h) The National Labor Relations Act, as amended; (i) The Occupational Safety and Health Act, as amended; (j) any state or local anti-discrimination law; (k) any other local, state or federal law, regulation or ordinance; (l) any public policy, contract, tort, or common law; or (m) any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters. The Employee further releases any rights to recover damages or other personal relief based on any claim or cause of action filed on the Employee's behalf in court or any agency.
   Notwithstanding the above, the Employee Releasors do not release any claim duly filed pursuant to the group welfare and retirement plans of the Company or a claim filed pursuant to any policy of liability insurance or the Company's by-laws.

        2. For purposes of this General Release and Waiver, the terms set forth below shall have the following meanings:

             (a) The term "Claims" shall include any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys' fees, experts' fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity.

                                     B-1







             (b) The term "Company Releasees" shall include the Company and its affiliates and their current, former and future officers, directors, trustees, members, employees, shareholders, partners, assigns and administrators and fiduciaries under any employee benefit plan of the Company and of any affiliate, and insurers, and their predecessors and successors.

             (c) The term "Employee Releasors" shall include the Employee, and his family, heirs, executors, representatives, agents, insurers, administrators, successors, assigns, and any other person claiming through the Employee.

        3. The Employee acknowledges that: (a) the Employee has read and understands this General Release and Waiver in its entirety; (b) the severance payments and other benefits provided to the Employee under the Letter Agreement exceed the nature and scope of that to which the Employee would otherwise have been entitled to receive from the Company; (c) the Employee has been advised in writing to consult with an attorney about this General Release and Waiver before signing and has had ample opportunity to do so; (d) the Employee has been given twenty-one (21) days to consider this General Release and Waiver before signing; (e) the Employee has the right to revoke this General Release and Waiver in full within seven (7) calendar days of signing it by providing written notice to the Company addressed as follows:
   Heidrick & Struggles International, Inc. 233 South Wacker Drive, Suite 4200 Sears Tower, Chicago, IL 60606-6303, Attn: General Counsel, and that this General Release and Waiver shall not become effective until that seven-day revocation period has expired; and (f) the Employee enters into this General Release and Waiver knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration.

                                    ****

                            [Exhibit only. To be signed at termination of employment in connection with severance benefits.]

                            ---------------------------------------------
                                         L. KEVIN KELLY



                            Date:
                                 --------------------------------








                                     B-2